Exhibit  4.13

AMENDMENT TO NETWORK SERVICES DISTRIBUTION AGREEMENT

INMARSAT GLOBAL LIMITED

and

RRSAT GLOBAL COMMUNICATIONS NETWORK LIMITED

THIS AMENDMENT AGREEMENT is made on this 23rd day of March 2010

BETWEEN:

1.
Inmarsat Global Limited, a company incorporated under the laws of England and Wales (registered no. 3675885) whose registered office is at 99 City Road, London, EC1Y 1AX, United Kingdom (the “Company”); and

2.
RRSAT GLOBAL COMMUNICATIONS NETWORK LIMITED, a public company incorporated under the laws of Israel, with registered number 51-089629-3 whose registered office is at 4 Hagoren Street, Industrial Park, Omer 84965, Israel, (the “DP”).

Recitals

(A)
The Company operates a telecommunications network, comprising a satellite constellation and terrestrial infrastructure capable of providing communications services on a near global basis.  Access to the facilities and services provided by this network is to be made available to end users via a number of means, including Distribution Partners to be appointed by the Company.

(B)	On 30 March 2009 the DP entered into an agreement (“the Initial Agreement”) with the Company to market and resell the Initial Services to its Service Providers and/or Subscribers.

(C)	The DP now wishes to market and resell the Additional Service to its Service Providers and/or Subscribers subject to the terms and conditions of the Initial Agreement, as amended herein.

1.	Interpretation

1.1	In this Amendment Agreement:

“Additional Service” means the satellite communications service known as Global Satellite Phone Service (“GSPS”), particulars of which are set out in Appendix 1 to this Amendment Agreement;

“Amendment Agreement” means this agreement and its Appendices;

“Charges” means the charges payable by the DP to the Company for the provision of the Additional Service via the Space Segment as set out in Appendix 2;

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“Distribution Partner Launch Date” means the date on which the DP makes available the Additional Service to its Service Providers and Subscribers as set out in Appendix 4;

“Effective Date” means the date on which this Amendment Agreement is executed by both Parties;

“Initial Agreement” means the agreement between the Parties dated 30 March 2009 for the marketing and resale of the Initial Services;

“Initial Services” means the services to be provided by the Company to the DP pursuant to the Initial Agreement and which the DP is authorised to and shall make available to Service Providers and Subscribers under the terms of the Initial Agreement;

“Parties” means the DP and the Company, and “Party” shall mean either of them, as applicable;

“Service Providers” means those Persons who purchase Initial and Additional Services from the DP to resell those Initial and Additional Services and those Persons who are engaged by the DP to resell or facilitate the sale of the Initial and Additional Services on behalf of the DP;

“Subscriber” means a company or individual who contracts to subscribe to the Services via the DP or via a Service Provider appointed by the DP.

1.2	In this Amendment Agreement a reference to:

1.2.1
a statutory provision includes a reference to the statutory provision as modified or reenacted, or both, from time to time after the date of this Amendment Agreement and any subordinate legislation made or other thing done under the statutory provision after the date of this Amendment Agreement;

1.2.2	a document is a reference to that document as modified or replaced from time to time;

1.2.3	the singular includes the plural and vice versa (unless the context otherwise requires);

1.2.4	a Clause or Appendix, unless the context otherwise requires, is a reference to a Clause of, or Appendix to, this Amendment Agreement; and

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1.2.5	an Annex, unless the context otherwise requires, is a reference to an Annex to the Initial Agreement.

1.3	Unless expressly agreed otherwise between the Parties in writing, the following order of precedence between this Amendment Agreement and the Appendices to this Agreement shall apply:

1.3.1	the main body of this Amendment Agreement and Appendix 2;

1.3.2	the remainder of the Appendices to this Amendment Agreement not listed in Clause 1.3.1 above.

1.4	The headings in this Amendment Agreement are for convenience only and shall not affect its interpretation.

2.	Term

This Amendment Agreement shall commence on the Effective Date and continue unless and until terminated in accordance with the Initial Agreement.

3.	Additional Service

3.1	The Parties hereby acknowledge and agree that, with effect from the Distribution Partner Launch Date:

3.1.1	the Company shall provide the Additional Service to the DP during the Term on the terms and conditions set out in the Initial Agreement; and

3.1.2
the DP shall pay to the Company, subject to the provisions of Clause 8 of the Initial Agreement, the Charges calculated in accordance with Appendix 2 hereto for the Additional Service, which Charges may (in accordance with the terms and conditions set out in the Initial Agreement) be adjusted from time to time by the Company at its discretion in accordance with Appendix 2, as well as such Value Added Tax (VAT), sales taxes and such similar taxes as the Company is obligated to add, impose or collect on or by reference to such Charges.

3.2
The Company and the DP shall comply with all of the terms and conditions of the Initial Agreement in respect of the provision of the Additional Service as if the Additional Service had been incorporated into the Initial Agreement as at the date of execution of the Initial Agreement.

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3.3	For the avoidance of doubt, from the date this Amendment Agreement is made as stated above:

3.3.1	Appendix 1 to this Amendment Agreement shall form an additional part of Annex 1 to the Initial Agreement;

3.3.2	Appendix 2 to this Amendment Agreement shall form an additional part of Annex 2 to the Initial Agreement;

3.3.3	Appendix 3 to this Amendment Agreement shall form an additional part of Annex 5 to the Initial Agreement;

3.3.4	Appendix 4 to this Amendment Agreement shall replace Annex 9 to the Initial Agreement;

3.3.5	Appendix 5 to this Amendment Agreement shall replace Annex 10 to the Initial Agreement;

and such additions to and replacement of the relevant Annex(es) to the Initial Agreement by the above-mentioned Appendices shall have the same effect as if they had appeared in the Initial Agreement as at the date the Initial Agreement was made.

4.	Counterparts

This Amendment Agreement may be entered into by the Parties to it on separate counterparts, each of which, when executed and delivered, shall be an original, but all the counterparts shall together constitute one and the same instrument.

5.	Rights of Third Parties

A third party that is not a party to this Amendment Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Amendment Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act or any right of a Party to this Amendment Agreement to enforce any term of this Amendment Agreement for and on behalf of such third party where applicable.

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6.	Costs of this Amendment Agreement

6.1	Each Party shall bear its own costs in relation to the preparation, execution and performance of this Amendment Agreement.

6.2	Except as otherwise modified in this Amendment Agreement, all other provisions of the Agreement shall remain in full force and effect.

AS WITNESS duly authorised representatives of the Parties have signed this Amendment Agreement on the day and year above written.

Signed by
)
a duly authorised	)
representative of	)
INMARSAT GLOBAL LIMITED	)	/s/ Signature

Signed by
)
a duly authorised	)
representative of	)
RRSAT GLOBAL COMMUNICATIONS NETWORK LIMITED	)	/s/ Signature

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Appendix 1

GSPS Service Description

(This Appendix 1 forms an additional part of Annex 1 to the Initial Agreement)

Network Services Distribution Agreement Annex 1 (Global Satellite Phone Service) Version 1

Annex 1:  Global Satellite Phone Services, Product & Service Guide

Disclaimer

Whilst all reasonable efforts have been made to ensure the accuracy of the service description contained in this document (“the Description”), Inmarsat advises that accuracy may be affected by a variety of conditions, including conditions which are outside of Inmarsat’s control. The Description is provided “as is” and use is at one’s own risk. No representation or warranty, express or implied, is or will be made and no responsibility of liability is or will be accepted by Inmarsat in relation to the accuracy or completeness of the Description.

INMARSAT PROPRIETARY	© Inmarsat Global Limited 2009

Network Services Distribution Agreement Annex 1 (Global Satellite Phone Service) Version 1

CONTENTS
1.	OUTLINE	1
	1.1 SPS: Precursor to GSPS	1
	1.2 The GSPS product family	1
	1.3 The product road map	1
2 .	ISATPHONE PRO HANDSET AND ACCESSORIES	3
	2.1 Technology development partner	3
	2.2 Handset specification	3
	2.3 Manufacturing partner	6
	2.4 Product box	6
	2.5 Standalone accessories	8
	2.6 Other handset features	9
	2.7 Language versions	10
3.	NETWORK SERVICES	11
	3.1 GSPS system overview	12
4.	PREPAY, SIM CARDS AND NUMBERING	13
	4.1 Prepay Platform	13
	4.2 SIM Cards	14
5.	USER EXPERIENCE	15
	5.1 Making a call	15
	5.2 Pointing	15
	5.3 Receiving calls	15
	5.4 Walking and talking	16
6.	SPOT BEAM HANDOVER	16
7.	COVERAGE AT SERVICE LAUNCH	16

INMARSAT PROPRIETARY	© Inmarsat Global Limited 2009

1.	OUTLINE

This document provides an overview of Inmarsat’s Global Satellite Phone Service (GSPS), currently planned to be launched from 30 June 2010.  The document covers the main areas of the programme from user terminal functionality through to services and terrestrial termination.

This document focuses primarily on IsatPhone, which is the first product within the family to be launched.

The service description provided is not definitive and represents the best information currently available.  The content of this document will therefore evolve as the programme progresses and the intention is to release updates and further clarifications.

This document is under version control.

1.1	SPS: Precursor to GSPS

In July 2007, Inmarsat made a preliminary entry into the handheld satellite phone market via its collaboration with the Indonesian-based satellite operator, ACeS International Limited (ACeS).  The latter’s existing handset was re-branded as “IsatPhone” and the service was offered on a regional basis throughout parts of Europe, the Middle East, Africa and Asia.  Fxed and maritime variants were launched as “LandPhone” and “FleetPhone” and Inmarsat refers collectively to the three products as Satellite Phone Services (SPS).

1.2	The GSPS product family

GSPS is the second generation family of products, which will offer mobile voice, text and low speed data on a global basis. As before, there are expected to be three main products:

•	IsatPhone – a mobile satellite phone
•	LandPhone – a fixed satellite phone
•	FleetPhone – a maritime satellite phone

1.3	The product road map

The table below shows the planned rollout for the GSPS product family.  The first product to be launched will be a satellite-only version of IsatPhone, which will bear the name “IsatPhone Pro”.

There is functionality within IsatPhone that also gives Inmarsat the option to develop a dual-mode satellite-GSM variant in the future.  At this stage, there is no fixed launched date, but rather it is likely to be driven by a specific business opportunity.  The name “IsatPhone Duo” is currently a working title, but the product and model name could change depending on the business opportunity, branding strategy and partner.

The core module of the handset will also be used to develop other products within the GSPS family.  Inmarsat intends to develop a variant of IsatPhone with encryption to meet government security requirements.  The provisional product name is “IsatPhone Secure”.  Again, the product and model name could change, depending on which manufacturer is selected and the most appropriate branding strategy.

Inmarsat is also working with third-party manufacturers to develop global variants of LandPhone and FleetPhone, plus accessory items for IsatPhone.  The earliest conceivable date that global versions of LandPhone and FleetPhone may be launched is 9 to 12 months after the launch of IsatPhone.  There are many other material factors which will have a bearing on the launch date and accordingly, we do not anticipate that LandPhone and FleetPhone terminals will be commercially available before Q2 2011.

Product / model name	Product description	Commercial service introduction*
IsatPhone Pro IsatPhone Duo ** IsatPhone Secure **	Global mobile satellite phone Global satellite-GSM phone Global mobile satellite phone (encrypted for government users)	30 June 2010 To be determined To be determined
LandPhone	Fixed satellite phone (Integrated unit and/or docking station with fixed antenna)	Q2 2011
FleetPhone	Maritime satellite phone and/or Docking station with omni-directional maritime antenna	Q2 2011
*  Subject to change at Inmarsat’s discretion

** Working titles – to be confirmed

2.           ISATPHONE PRO HANDSET AND ACCESSORIES

2.1	Technology development partner

Inmarsat’s partner for the technical development of the handset is Sasken Communications Technologies (Sasken).  Sasken was established in 1989 and has considerable expertise in the GSM industry. It has worked on development programmes for five of the top ten mobile phone manufacturers, including Nokia and Motorola.

Sasken’s expertise in GSM is highly relevant because the GSPS network architecture is closely aligned with the ETSI standard for the GMR interface, which is a derivative of the terrestrial GSM standard for operation in a satellite environment.

2.2	Handset specification

The handset has a “candy bar” form factor, with a unique and innovative design.  The antenna is deployed from the side of the handset, and fits flush within the casing when not in use.

The handset is designed to be placed in a horizontal position, to enable easy hands-free operation – either via a wired headset, a Bluetooth headset, or the loudspeaker.  This potentially removes the need for an external antenna if the user is in a building by a window with a clear view of the satellite.

Feature	Description
Size	Height: 169.7 mm Width: 53.6 mm Depth: 39 mm
Weight	~260 grams (including antenna) (to be confirmed)
Integrated antennas	GMR 2+ (omni-directional) GPS Bluetooth
Battery	Lithium Ion
Battery life
Talk time: at least 4 hours (to be confirmed)
Standby time: at least 72 hours (to be confirmed)
Recharge time:
•  Less than 5 hours using a mains charger
•  Charging via the USB cable when attached to a PC will be at a slower rate

External interfaces
Micro USB – for charging, fax and data
2.5 mm audio socket – for a wired earpiece and microphone
RF connector (x 2):
•  For connection to a third party external GPS antenna
•  For connection to a third party external satellite antenna

Other interfaces	Bluetooth v2.0 Class 2 (can be disabled) – supports the hands-free profile and the headset profile.
Ingress Protection rating	At least IP44 (to be confirmed)
Environmental tolerances	Temperature: • Handset storage: -40ºC to +85ºC (-40ºF to +185ºF) • Battery storage: -20ºC to +55ºC (-4ºF to +131ºF) Humidity: 0 to 95%
Screen	Viewing size: 33.48 x 44.64 mm (height x width) Illumination is fully adaptable to suit user requirements and can be set to always on; always off; or auto switch-off after 5, 10, 30 or 60 seconds.
Keypad	Illuminated keypad, which is fully adaptable, as specified above for the screen. Dual-alphabet keypads will be available.
Audio	Handset audio can be set to on, off, vibrate and loudspeaker.
Replaceable components	Satellite antenna Screen/fascia Connector covers Keypad – for dual-alphabet versions Battery casing Battery

2.3	Manufacturing partner

Inmarsat is in negotiations with Elcoteq SE for manufacturing IsatPhone Pro at its production plant in Tallinn, Estonia.

Elcoteq is the sixth largest company worldwide in the Electronics Manufacturing Services market and the largest within Europe.  Established in 1984, it has considerable experience in manufacturing communications equipment and its customers include EADS, Nokia Devices, Philips, Sony Ericsson and Research in Motion (RIM).  Within the mobile phone market, it is the world’s third largest manufacturer.

2.4	Product box

The standard IsatPhone Pro product box will include:

Handset with antenna
Battery
Mains charger with 4 plug adaptors

Car charger (10-32 volts)
PC charger
Wired hands-free headset with clip and cable extender
Wrist strap

CD
Containing:
•   User Guide (8 languages)
•   Quick Start Guide (8 languages)
•   Warranty documentation (8 languages)
•   USB drivers
•   Synch ML software for contact synchronization (Windows only)
•   Firmware update tool
•   Autorun application and installer (Windows only)

Warranty documentation	Multilingual warranty documentation

2.5	Standalone accessories

The following accessories will also be available as standalone:

All in-box accessories: • Bbattery • 3 chargers: - Mains charger - Car charger - PC charger • Wired hands-free headset • Wrist strap	Available at launch.
Branded carry-case with belt clip	Available at launch.
Data kit	To be available post launch, timing to be confirmed.

Dual-alphabet keypads: • English / Arabic • English / Russian • English / Chinese • English / Japanese	Planned to be available at launch.
Indoor docking unit Simultaneously connects audio, satellite RF and USB	Planned to be available at launch
Vehicular docking unit Simultaneously connects audio, satellite RF and USB	To be available post launch, timing to be confirmed

IsatPhone Pro is designed to work with Bluetooth headsets and solar chargers and Inmarsat will provide DPs with a list of products which have been tested and operate successfully with IsatPhone.

It will be possible to have dual-alphabet keypads installed at the production plant on a build-to-order basis. These handsets will have longer lead times and the wholesale price of the handset could be higher.  Inmarsat will confirm details closer to launch.

The handset has been designed so it is possible to remove the front fascia to replace the keypad (or screen) without having access to the internal circuitry.  This will enable replacement within the channel by those partners who have been trained and accredited to conduct repairs or make such product adjustments.

2.6	Other handset features

•	Call history – dialled / received / missed calls (30 each)

•	Keypad lock

•	PIN lock

•	Administrator lock

•	Speed dialling – supports a maximum of 10 numbers (0-9)

•	Auto-redial

•	Microphone muting

•	High quality speaker phone

•	7 ringtones

•
Contact synchronisation – it will be possible for the user to synchronise phonebook contacts with contacts in MS Outlook 2007 on a PC (running Windows XP Pro SP3; and Windows Vista SP1). This can be done via the USB interface.  This will not be supported on Mac at launch.

•	Phonebook - contacts storage saved to SIM or handset memory (up to 300 phone numbers)

•	Minute counter – the user can set up an in-call “alert” which marks the passing of each minute while they are on the call.

•	Alarm clock

•	Calendar

•	Calculator

2.7	Language versions

Eight languages will be available on the handset at launch:

•	English (UK) – default language

•	Arabic

•	Chinese (Simplified; Mandarin when spoken)

•	French

•	Japanese

•	Portuguese (Brazilian)

•	Russian

•	Spanish (Castilian)

All aspects of the handset will be translated: the user interface, voicemail prompts, user guides, predictive text and the IVR prompts for prepay top-up.  It is also possible to set the language for text entry independently from the user interface language.

3.	NETWORK SERVICES

The following table summarises the network services available from launch or thereafter:

Service	Description	Availability
Voice	Basic telephony services at a low data rate (2.4kbps) codec which delivers near toll quality. Also supports Bluetooth voice.	At launch
Text
•   Text-to-text
•   Text-to-email
The handset is capable of storing 50 160-character text messages in the Latin character set (i.e. English, French, Spanish, Portuguese); and 50 70-character text messages in the Unicode character set (i.e. Chinese, Japanese, Russian and Arabic).
The user will be able to choose between predictive or standard text entry in all languages.
“Vcard” functionality is also available, which enables the user to send and receive contact information as business cards.
At launch
Voicemail	Accessible via a preset “speed dial” key.	At launch
Data
2.4kbps circuit-switched fax (Group 3) and data
The Data Kit will be available as a standalone accessory, with a CD that contains drivers and any firmware upgrades that are necessary.
This enables the user to connect a PC to the handset using a cable connected to the micro USB port in order to send or receive data.
Inmarsat is also investigating applications that enable data compression.
To be determined

GPS	Users will be able to access their GPS location information and send a text message containing this information (except in jurisdictions where prohibited by national regulations).	At launch
Supplementary services	• Caller ID • Call waiting • Call divert (on busy, no reply, unreachable) • Call hold • Conferencing service (3 parties) • Call barring • Short access codes • Emergency calling?	At launch At launch At launch At launch At launch At launch At launch To be determined
Lease mode	The network will support the leasing of a pre-agreed number of voice circuits based on location.	2011 (or earlier if there is sufficient demand)

3.1	GSPS system overview

The GSPS family of services are provided via an enhanced GMR-2 air interface (GMR-2+) over the three Inmarsat-4 satellites.  Each satellite is served by a single combined, co-located Network Control Centre-Gateway (NCC-GW).  Three functionally identical NCCGW sites are required and strategically located in Asia (Subic Bay, Philippines), Europe (Fucino, Italy) and North America (Paumalu, Hawaii).

Lockheed Martin has been contracted to implement the GSPS ground infrastructure and this is scheduled to be completed by October 2009.

Inmarsat is responsible for establishing terrestrial interconnect arrangements for call termination from the gateway sites in Subic Bay, Fucino and Paumalu.

4.	PREPAY, SIM CARDS AND NUMBERING

4.1	Prepay Platform

Inmarsat provides a retail pre-pay platform for GSPS Distribution Partners, using a simple wholesale tariff within the pre-pay platform.  DPs order vouchers from a range of predefined denominations, at a wholesale rate, and these are used to top up the subscriber balance, either by the DP or by the subscriber redeeming the voucher against an account.  These vouchers have a fixed expiry period.  Voucher denominations are expressed in ‘units’ rather than in a monetary value, which means that Inmarsat does not need to know the retail tariff of the DP or SP).

Inmarsat is responsible for monitoring usage, cut-off when subscriber balance equals zero and for crediting the balance upon voucher redemption.

From a product and service perspective, prepay customers are given access to the GSPS circuit-switched services.  The Inmarsat GSPS network provides DPs with the opportunity to present prepay customers with low balance information and links through to a DP toll free number for top-ups.

Details of the functional capabilities and operation, including billing, of Inmarsat’s prepay system are set out in separate documents and procedures.  These documents may be varied from time to time to reflect changes to the technical and operational aspects and geographic scope.

4.2	SIM Cards

Inmarsat will use an industry standard 2.5G SIM specification for all products in the GSPS family.

The ordering process will be the same as for other Inmarsat services, where DPs send orders to our SIM card supplier, Gemalto; Inmarsat generates the SIM card data; Gemalto builds the cards, ships and invoices the DP; Inmarsat sends PIN and PUK data to the DP; and DPs activate SIMs as required via Inmarsat’s Business Support System (BSS).

SIM cards will not be customisable by DPs in terms of branding, to ensure fast turnaround of orders and competitive pricing.

Existing SPS subscribers will require a new SIM for IsatPhone Pro. GSPS SIMs will not be backwards compatible with SPS.  Number portability will, however, be possible from SPS to GSPS free of charge.

SIM locking (and unlocking) to the DP / SP / handset will be possible.

Within the GSPS family, there will be different IMSI ranges for SIM cards for IsatPhone, FleetPhone and LandPhone respectively.  This will enable differential voice pricing for each market sector if required.

4.3	Numbering

4.3.1           IMSI

DPs may be assigned specific IMSI ranges based on forecasts provided to Inmarsat.

4.3.2           MS-ISDN

DPs may be assigned specific MSISDN ranges specific to their company, which they may assign to IMSIs upon activation.

4.3.3           MS-ISDN

Inmarsat has no plans to reserve or offer Golden Numbers to partners.

5.	USER EXPERIENCE

IsatPhone Pro is designed to be simple and intuitive to use, with a GSM-style user interface.  This indicates the battery life, signal strength and a typical call log of missed, received or dialled calls.

5.1	Making a call

Making a call with IsatPhone Pro involves turning the handset on and deploying the antenna in a vertical position.  Visual and audio cues make the user aware that a connection with the network is established, whilst the handset simultaneously updates its GPS fix.  The user can then dial using the appropriate international prefix, pressing the green button to initiate the call and hanging up with the red button.

5.2	Pointing

The IsatPhone Pro antenna is designed to ensure that specific pointing is not necessary within a 30 degree angle of elevation.  Outside of this footprint, only approximate pointing will be required.  Should the user stray out of direct line of sight with the satellite or find themselves near the edge of coverage, the user interface is designed to support them in improving their orientation.  Once it falls below a defined threshold, the signal strength display takes over the whole screen and indicates that the user needs to reestablish a serviceable connection to the network.  Operations below a 20 degree angle of elevation will depend on unobstructed visibility of the satellite.

5.3	Receiving calls

IsatPhone will only receive an incoming call or message when the antenna is deployed and  here is line of sight with the satellite.  If a user receives a call when the antenna is down, they will receive a missed call alert or a text to indicate there is a voicemail message (if voicemail is activated) when they next connect to the satellite.

5.4	Walking and talking

As with any satellite communications equipment, line of sight must be maintained to ensure connectivity.  When held to the ear, the phone’s antenna stands proud of the user’s head and therefore minimises the chances of their body forming an obstacle.  The handset is designed to support left- and right-handed operation.  When IsatPhone is placed on its side and used in a hands-free mode with a Bluetooth headset, the user can make calls without needing to pay attention to their orientation.

If a signal is inadvertently lost, the user interface will provide feedback on orientation by updating signal strength.  In addition, the network is configured to maintain the connection channel open for a period of time to accommodate a user who momentarily loses line of sight.

6.	SPOT BEAM HANDOVER

The Global Satellite Phone Service does not support handover from one spot-beam to the next during an ongoing voice call. However, the need for spot-beam handover during a voice call is a very rare occurrence and the lack of such feature should not impact on the quality of service.

7.	COVERAGE AT SERVICE LAUNCH

IsatPhone will be delivered over the narrow spot beams of the three Inmarsat-4 (I-4) satellites.  Service will be available simultaneously across all three satellites at launch.  The satellites’ narrow spot beams can be dynamically allocated to locations where channels are required, allowing for efficient use of satellite resource.

The map below depicts the three I-4 satellite coverage regions:

For optimal access to all Global Satellite Phone Services, Inmarsat recommends usage above 20 degrees elevation.  Below 20 degrees, service quality may be degraded.

Appendix 2

GSPS Wholesale Charges and Terms and Conditions

(This Appendix 2 forms an additional part of Annex 2 to the Initial Agreement)

Inmarsat Global Limited

Network Services Distribution Agreement (NSDA)

Annex 2 – Global Satellite Phone Services (‘GSPS’)

This Annex has been redacted in its entirety.*

*	Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

Appendix 3

GSPS Service Level Agreement

(This Appendix 3 forms an additional part of Annex 5 to the Inital Agreement)

Annex 5: GSPS Service Level Agreement

This Annex has been redacted in its entirety.*

*	Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

Appendix 4

Service Commencement, Distribution Partner Launch & Service Availability Dates

(This Appendix 4 replaces Annex 9 to the Initial Agreement)

Service Commencement, Distribution Partner Launch & Service Availability Dates

FleetBroadband

Service Commencement Date:	15 April 2009

Distribution Partner Launch Date:	15 February 2009

Service Availability Date:	15 April 2009

Global Satellite Phone Service

Service Commencement Date:	March 2010

Distribution Partner Launch Date:	30 September 2010

Service Availability Date:	30 September 2010

Appendix 5

Operational Policies and Procedures

(This Appendix 5 replaces Annex 10 to the Initial Agreement)